Exhibit 99.1

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS ACQUIRES HBV ANDA

FROM LAURUS LABS LIMITED

ROCKVILLE, Md. (October 23, 2018) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to the development and delivery of high quality, cost-effective pharmaceutical products and innovative therapeutics to patients in China and throughout the world, announces that it has acquired a U.S. FDA-approved abbreviated new drug application (ANDA) from Laurus Labs Limited. The drug, tenofovir disoproxil fumarate (TDF), is indicated for the treatment of hepatitis B virus (HBV). As part of the transaction, CASI will make certain upfront and milestone payments in different phases. There are more than 90 million chronic carriers of hepatitis B in China which accounts for roughly one-third of all HBV chronic carriers in the world, with TDF currently as the first line therapy.

Wei-Wu He, Ph.D., CASI’s Executive Chairman commented, “The acquisition of this ANDA from Laurus enhances our robust and emergent pipeline and is consistent with our broader mission to commercialize U.S. FDA approved drugs in China. The regulatory landscape in China is rapidly evolving to provide patients with quicker and more affordable access to high-quality medicines and we believe CASI is well positioned with infrastructure and leadership to launch products from our ANDA portfolio rapidly and efficiently.”

Dr. Satyanarayana Chava, Founder and CEO, Laurus Labs, commented, “The transfer of TDF ANDA for its use in China enhances our strategic focus to leverage our development and manufacturing capabilities in the markets where we have little presence. Partnering with CASI, in particular, would enable Laurus Labs to monetize its asset in China while building a robust pipeline and commercialize quality drugs in other markets. Laurus Labs is looking forward to venture into the new geographies where it has no footprint and would offer its manufacturing capabilities through strategic ventures and partnerships.”

About CASI Pharmaceuticals, Inc.

CASI Pharmaceuticals (NASDAQ: CASI) is a U.S.-based biopharmaceutical company dedicated to the development and delivery of high quality, cost-effective pharmaceutical products and innovative therapeutics to patients in the U.S., China and throughout the world. CASI’s product pipeline features three U.S. Food and Drug Administration (FDA)-approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. for China regional rights. These are currently in various stages in the regulatory process for market approval in China. The Company also acquired a portfolio of 25 FDA-approved abbreviated new drug applications (ANDAs), and four pipeline ANDAs that are pending FDA approval. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com.

About Laurus Labs Limited.

Laurus Labs (Laurus BSE: 540222, NSE: Lauruslabs, ISIN: INE947Q01010) is a leading research & development driven and fully integrated pharmaceutical company in India. The Company has grown consistently to become one of the leading manufacturers of Active Pharmaceutical Ingredients (APIs) for anti-retroviral (ARV) and Hepatitis C. Laurus also manufactures APIs in oncology and other therapeutic areas. Its strategic and early investments in R&D and manufacturing infrastructure have enabled it to become one of the leading suppliers of APIs in the ARV therapeutic area. The company has also ventured into to develop a Finished Dosages Forms on the back of existing strengths in APIs with a current capacity of 5 billion units per year, expandable up to 8 billion million units per year. The company is also driving growth opportunities in the synthesis and ingredients businesses. www.lauruslabs.com. Corporate Identification No: L24239AP2005PLC047518.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: risks relating to interests of our largest stockholders that differ from our other stockholders; the difficulty of executing our business strategy in China; the risk that we will not be able to effectively select, register and commercialize products from our recently acquired portfolio of abbreviated new drug applications (ANDAs);  our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the China Food and Drug Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development;  risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Marqibo® and Zevalin® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

CASI CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com LAURUS LABS CONTACT: +91 40 3980 4333 info@lauruslabs.com	INVESTOR CONTACT FOR CASI: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com INVESTOR CONTACT FOR LAURUS LABS : Monish Shah +91 40 3980 4366 investorsrelations@lauruslabs.com

MEDIA CONTACT FOR CASI:

PressComm PR, LLC

Juliette Bogus

410.980.5687

juliettebogus@presscommpr.com

MEDIA CONTACT FOR LAURUS LABS

Pavan Kumar

+91 40 3980 4380

mediarelations@lauruslabs.com

pavankumar.n@lauruslabs.com

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